Exhibit 99.3

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We design, develop, produce and market innovative products, systems and services for advanced communications solutions. We believe many of our solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. We conduct our business through three complementary operating segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. We sell our products to a diverse customer base in the global commercial and government communications markets. We believe we are a leader in the market segments that we serve.

Our telecommunications transmission segment provides sophisticated equipment and systems that are used to enhance satellite transmission efficiency and that enable wireless communications in environments where terrestrial communications are unavailable, inefficient or too expensive. Our telecommunications transmission segment also operates our high-volume technology manufacturing center that is utilized, in part, by our mobile data communications and RF microwave amplifiers segments and to a much lesser extent by third-party commercial customers who outsource a portion of their manufacturing to us. Accordingly, our telecommunications transmission segment’s operating results are impacted positively or negatively by the level of utilization of our high-volume manufacturing center. Our mobile data communications segment provides customers with an integrated solution, including mobile satellite transceivers and satellite network support, to enable global satellite-based communications when mobile, real-time, secure transmission is required for applications including logistics, support and battlefield command and control. Our mobile data communications segment also designs and manufactures microsatellites and related components. Our RF microwave amplifiers segment designs, manufactures and markets satellite earth station traveling wave tube amplifiers and solid-state amplifiers, including high-power, broadband RF microwave amplifier products.

A substantial portion of our sales may be derived from a limited number of relatively large customer contracts, such as our Movement Tracking System (“MTS”) and our Blue Force Tracking (“BFT”) IDIQ contracts with the U.S. Army. Timing of future orders and revenues associated with IDIQ and other large contracts are difficult to accurately predict.

Quarterly and period-to-period sales and operating results may be significantly affected by our MTS or BFT contracts. In addition, our gross profit is affected by a variety of factors, including the mix of products, systems and services sold, production efficiencies, estimates of warranty expense, price competition and general economic conditions. Our gross profit may also be affected by the impact of any cumulative adjustments to contracts that are accounted for under the percentage-of-completion method.

Our contracts with the U.S. government can be terminated at any time and orders are subject to unpredictable funding, deployment and technology decisions by the U.S. government. Some of these contracts, such as the MTS and BFT contracts, are indefinite delivery/indefinite quantity (“IDIQ”) contracts, and as such, the U.S. government is not obligated to purchase any equipment or services under these contracts. We have in the past experienced and we continue to expect future significant fluctuations in sales and operating results from quarter-to-quarter and period-to-period. As such, comparisons between periods and our current results may not be indicative of a trend or future performance.

Revenue from the sale of our products is generally recognized when the earnings process is complete, upon shipment or customer acceptance. Revenue from contracts relating to the design, development or manufacture of complex electronic equipment to a buyer’s specification or to provide services relating to the performance of such contracts is generally recognized in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”). Revenue from contracts that contain multiple elements that are not accounted for under SOP 81-1 is generally accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” Revenue from these contracts is allocated to each respective element based on each element’s relative fair value and is recognized when the respective revenue recognition criteria for each element is met.

Recent Acquisitions

The Radyne Acquisition
On August 1, 2008 (the beginning of our fiscal 2009), we acquired Radyne, the largest acquisition in our history. We believe that the acquisition of Radyne resulted in the following strategic benefits:

-	Strengthened our leadership position in our satellite earth station product lines in our telecommunications transmission segment;

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More than doubled the size of our RF microwave amplifiers segment by expanding our amplifier product portfolio which immediately made us a leader, not only in the solid-state amplifier market, but also in the satellite earth station traveling wave tube amplifier market;

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Broadened the number of products and services that our mobile data communications segment offered and allowed us to market additional mobile tracking products as well as the design and manufacture of microsatellites and related components; and

-	Further diversified our overall global customer base and expanded our addressable markets.

We believe that, over time, our combined engineering and sales team will drive further innovation in the marketplace and deliver new and advanced products to our customers in all three of our operating segments. Our combined satellite earth station sales and marketing team now offers current and prospective customers an expanded one-stop shopping approach by providing them the opportunity to buy Comtech and/or Radyne branded products. In addition, we are continuing to integrate and share technology across our product lines. These strategies have resulted in individual brands becoming less distinguishable and historical sales patterns and mix less relevant. As a result, we believe that period-to-period comparisons of individual brands as indicators of our performance are not meaningful.

We have achieved operating efficiencies by eliminating redundant functions and related expenses. On August 1, 2008 (the date we acquired Radyne), we immediately adopted and implemented a restructuring plan which included the vacating of Radyne’s Phoenix, Arizona manufacturing facility. Radyne’s satellite earth station product line’s manufacturing and engineering operations have been fully integrated into our high-volume technology manufacturing center located in Tempe, Arizona. In addition, Radyne’s corporate functions, which were co-located in Radyne’s Phoenix, Arizona manufacturing facility, were moved to our Melville, New York corporate headquarters. Our Radyne acquisition-related restructuring was completed in less than one year.

From an operational and financial reporting perspective, as of August 1, 2008, Radyne’s satellite earth station product lines became part of our telecommunications transmission segment; Radyne’s traveling wave tube amplifier (“TWTA”) product portfolio became part of our RF microwave amplifiers segment; and Radyne’s microsatellites and Sensor Enabled Notification (“SENS”) technology products became part of our mobile data communications segment.

Because our historical results prior to August 1, 2008 do not include Radyne, you should not rely on period-to-period comparisons as an indicator of our future performance as these comparisons may not be meaningful.

Other Tactical and Product Line Acquisitions
In July 2008, we acquired the network backhaul assets and the NetPerformer and AccessGate™ product lines of Verso Technologies (“Verso”) for approximately $3.9 million. This operation was combined with our existing business and is part of our telecommunications transmission segment.

In February 2007, we acquired certain assets and assumed certain liabilities of Digicast Networks, Inc. (“Digicast”), a manufacturer of digital video broadcasting equipment, for $1.0 million. This operation was combined with our existing business and is part of the telecommunications transmission segment.

In August 2006, we acquired certain assets and assumed certain liabilities of Insite Consulting, Inc. (“Insite”), a logistics application software company, for approximately $3.2 million, including transaction costs of approximately $0.2 million. Insite has developed the geoOps™ Enterprise Location Monitoring System, a software-based solution that allows customers to integrate legacy data systems with near real-time logistics and operational data systems. This operation was combined with our existing business and is part of our mobile data communications segment.

None of our tactical and product line acquisitions, individually, or in the aggregate, are material to our results of operations or, when considering their effects, to our historical consolidated financial statements.

Critical Accounting Policies

We consider certain accounting policies to be critical due to the estimation process involved in each.

Revenue Recognition on Long-Term Contracts.   Revenues and related costs from long-term contracts relating to the design, development or manufacture of complex electronic equipment to a buyer’s specification or to provide services relating to the performance of such contracts are recognized in accordance with SOP 81-1. We primarily apply the percentage-of-completion method and generally recognize revenue based on the relationship of total costs incurred to total projected costs, or, alternatively, based on output measures, such as units delivered or produced. Profits expected to be realized on such contracts are based on total estimated sales for the contract compared to total estimated costs, including warranty costs, at completion of the contract. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are made cumulative to the date of the change. Estimated losses on long-term contracts are recorded in the period in which the losses become evident. Long-term U.S. government cost-reimbursable type contracts are also specifically covered by Accounting Research Bulletin No. 43 “Government Contracts, Cost-Plus Fixed-Fee Contracts” (“ARB 43”), in addition to SOP 81-1.

We have been engaged in the production and delivery of goods and services on a continual basis under contractual arrangements for many years. Historically, we have demonstrated an ability to accurately estimate total revenues and total expenses relating to our long-term contracts. However, there exist inherent risks and uncertainties in estimating revenues, expenses and progress toward completion, particularly on larger or longer-term contracts. If we do not accurately estimate the total sales, related costs and progress towards completion on such contracts, the estimated gross margins may be significantly impacted or losses may need to be recognized in future periods. Any such resulting changes in margins or contract losses could be material to our results of operations and financial condition.

In addition, most government contracts have termination for convenience clauses that provide the customer with the right to terminate the contract at any time. Such terminations could impact the assumptions regarding total contract revenues and expenses utilized in recognizing profit under the percentage-of-completion method of accounting. Changes to these assumptions could materially impact our results of operations and financial condition. Historically, we have not experienced material terminations of our long-term contracts. We also address customer acceptance provisions in assessing our ability to perform our contractual obligations under long-term contracts. Our inability to perform on our long-term contracts could materially impact our results of operations and financial condition. Historically, we have been able to perform on our long-term contracts.

Accounting for Stock-Based Compensation. As discussed further in “Notes to Consolidated Financial Statements – Note (1)(j) Accounting for Stock-Based Compensation” included in “Part II — Item 8. — Financial Statements and Supplementary Data,” we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R) on August 1, 2005 using the modified prospective method.

We have used and expect to continue to use the Black-Scholes option pricing model to compute the estimated fair value of stock-based awards. The Black-Scholes option pricing model includes assumptions regarding dividend yields, expected volatility, expected option term and risk-free interest rates. The assumptions used in computing the fair value of stock-based awards reflect our best estimates, but involve uncertainties relating to market and other conditions, many of which are outside of our control. We estimate expected volatility by considering the historical volatility of our stock, the implied volatility of publicly traded stock options in our stock and our expectations of volatility for the expected life of stock-based compensation awards. The expected option term is the number of years that we estimate that share-based awards will be outstanding prior to exercise. The risk-free interest rate is based on the U.S. treasury yield curve in effect at the time of grant. As a result, if other assumptions or estimates had been used for options granted, stock-based compensation expense that was recorded could have been materially different. Furthermore, if different assumptions are used in future periods, stock-based compensation expense could be materially impacted in the future.

Impairment of Goodwill and Other Intangible Assets.  As of July 31, 2009, our goodwill and other intangible assets aggregated $204.5 million. For purposes of reviewing impairment and the recoverability of goodwill, each of our three operating segments constitutes a reporting unit and we must make various assumptions regarding estimated future cash flows and other factors in determining the fair values of the reporting unit. If these estimates or their related assumptions change in the future, or if we change our reporting structure, we may be required to record impairment charges in future periods. If global economic conditions deteriorate from current levels, or if the market value of our equity or assets significantly declines, or if we are not successful in achieving our expected sales levels (including sales associated with our Radyne acquisition and our MTS and BFT contracts), our goodwill may become impaired in future periods. We perform an annual impairment review in the first quarter of each fiscal year. Based on the impairment review performed at the start of our first quarter of fiscal 2010, there was no impairment of goodwill. In the future, unless there are indicators of impairment, such as a significant adverse change in our future financial performance, our next impairment review for goodwill will be performed and completed in the first quarter of fiscal 2011. Any impairment charges that we may take in the future, could be material to our results of operations and financial condition.

Provision for Warranty Obligations. We provide warranty coverage for most of our products, including products under long-term contracts, for a period of at least one year from the date of shipment. We record a liability for estimated warranty expense based on historical claims, product failure rates and other factors. Costs associated with some of our warranties that are provided under long-term contracts are incorporated into our estimates of total contract costs. There exist inherent risks and uncertainties in estimating warranty expenses, particularly on larger or longer-term contracts. As such, if we do not accurately estimate our warranty costs, any changes to our original estimates could be material to our results of operations and financial condition.

Accounting for Income Taxes. Our deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, and applying enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. The provision for income taxes is based on domestic (including federal and state) and international statutory income tax rates in the tax jurisdictions where we operate, permanent differences between financial reporting and tax reporting and available credits and incentives. We recognize interest and penalties related to uncertain tax positions in income tax expense. The U.S. federal government is our most significant income tax jurisdiction.

Significant judgment is required in determining income tax provisions and tax positions. We may be challenged upon review by the applicable taxing authority and positions taken by us may not be sustained. We recognize all or a portion of the benefit of income tax positions only when we have made a determination that it is more-likely-than-not that the tax position will be sustained upon examination, based upon the technical merits and other factors of the position. For tax positions that are determined as more-likely-than-not to be sustained upon examination, the tax benefit recognized is the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The development of reserves for income tax positions requires consideration of timing and judgments about tax issues and potential outcomes, and is a subjective critical estimate. In certain circumstances, the ultimate outcome of exposures and risks involves significant uncertainties. If actual outcomes differ materially from these estimates, they could have a material impact on our results of operations and financial condition.

Provisions for Excess and Obsolete Inventory.  We record a provision for excess and obsolete inventory based on historical and future usage trends. Other factors may also influence our provision, including decisions to exit a product line, technological change and new product development. These factors could result in a change in the amount of excess and obsolete inventory on hand. Additionally, our estimates of future product demand may prove to be inaccurate, in which case we may have understated or overstated the provision required for excess and obsolete inventory. In the future, if we determine that our inventory was overvalued, we would be required to recognize such costs in our financial statements at the time of such determination. Any such charges could be material to our results of operations and financial condition.

Included in inventories as of July 31, 2009, is approximately $16.8 million of inventory related to our MTS and BFT contracts, including $5.1 million of ruggedized computers (and related accessories) that are included in MTS systems that we sell to the U.S. Army. In fiscal 2009, the U.S. Army informed us that it intends to upgrade previously deployed MTS systems and purchase new MTS systems with a different ruggedized computer model. Although we have sold the older version MTS computer model to the U.S. Army since their selection of a new ruggedized MTS computer, we expect demand for the older ruggedized computers and related components which we currently have on hand to decline. We continue to actively market these ruggedized computers and related components and we expect that we will ultimately sell these computers for amounts in excess of their current net book value based on a variety of factors, including our belief that there may be additional deployments of MTS systems using these computers and that we intend to continue to actively market them to potential customers including the Army National Guard and NATO. In the future, if we determine that this inventory will not be utilized or cannot be sold in excess of its current net book value, we would be required to record a write-down of the value of such inventory in our consolidated financial statements at the time of such determination. In addition, if our MTS and BFT contracts are not renewed or extended, the level of our MTS and BFT inventories could be excessive and we may be left with large inventories of unusable parts that we would have to write-off. Any such charges could be material to our consolidated results of operations in the period that we make such determination.

Allowance for Doubtful Accounts.  We perform credit evaluations of our customers and adjust credit limits based upon customer payment history and current creditworthiness, as determined by our review of our customers’ current credit information. Generally, we will require cash in advance or payment secured by irrevocable letters of credit before an order is accepted from an international customer that we do not do business with regularly. In addition, we seek to obtain insurance for certain domestic and international customers. We monitor collections and payments from our customers and maintain an allowance for doubtful accounts based upon our historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within our expectations and the allowances established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past, especially in light of the current global economic conditions and much tighter credit environment. Measurement of such losses requires consideration of historical loss experience, including the need to adjust for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates and the financial health of specific customers. Changes to the estimated allowance for doubtful accounts could be material to our results of operations and financial condition.

Results of Operations

The following table sets forth, for the periods indicated, certain income and expense items expressed as a percentage of our consolidated net sales:

	Fiscal Years Ended July 31, (As adjusted for the retroactive application of FSP APB 14-1)
	2009	2008	2007
Net sales	100.0%	100.0%	100.0%
Gross margin	41.1	44.2	43.4
Selling, general and administrative expenses	17.1	16.2	16.4
Research and development expenses	8.5	7.6	7.3
Amortization of acquired in-process research and development	1.1	-	-
Amortization of intangibles	1.3	0.3	0.6
Operating income	13.1	20.1	19.1
Interest expense (income), net	0.6	(1.3)	(1.7)
Income before provision for income taxes	12.5	21.4	20.7
Net income	8.1	13.9	14.1

Business Outlook for Fiscal 2010

Despite signs that the worst of the challenging global economic environment may be over, it remains difficult to accurately forecast our business outlook for fiscal 2010. We believe that we are well positioned to continue to weather the difficult economic climate and despite our assumptions that challenging business conditions will persist throughout most of fiscal 2010, we believe that fiscal 2010 will be another record year of sales and that our operating income will significantly increase as compared to the levels we achieved in fiscal 2009.

We have approximately $549.8 million in backlog as of July 31, 2009, of which a substantial portion is expected to ship in fiscal 2010. In addition, as of July 31, 2009, we had $485.5 million of cash and cash equivalents and we intend to supplement our organic growth and diversify our business by making one or more acquisitions.

Our revenue outlook by business segment for fiscal 2010 is as follows:

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Telecommunications transmission segment – We currently expect annual sales in our telecommunications transmission segment in fiscal 2010 to be slightly lower or comparable with the sales level we achieved in fiscal 2009. Sales of our satellite earth station products are expected to be suppressed in fiscal 2010 by the same difficult economic and business conditions that significantly impacted us in the second half of fiscal 2009. We expect such conditions to continue through at least the first half of fiscal 2010. If economic conditions significantly improve, it is possible that sales in our telecommunications transmission segment could increase as compared to the levels we achieved in fiscal 2009. In addition, in order to better focus our sales efforts in fiscal 2010, as discussed further in the caption below entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Comparison of Fiscal 2009 and 2008,” we are no longer offering video encoder and decoder products and are no longer marketing fiberglass antennas to commercial broadcast customers. We continue to be involved in negotiations and discussions relating to large international over-the-horizon microwave system opportunities, and we believe that at least one of these contract opportunities will generate revenues by the second half of fiscal 2010. These contracts have had and continue to experience lengthy sales cycles and although we expect to ultimately receive and generate revenue from one or more of these contract awards during the second half of fiscal 2010, it remains difficult to predict the timing of any potential contract award or related revenue. Bookings, sales and profitability in our telecommunications transmission segment can fluctuate dramatically from period-to-period due to many factors, including the strength of our satellite earth station product line bookings and the timing and related receipt of, and performance on, large contracts from the U.S. government and international customers for our over-the-horizon microwave systems.

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Mobile data communications segment – Although our ability to forecast specific customer fielding schedules, amounts and timing of future orders and product mix requirements remains almost unpredictable, we expect that our mobile data communications segment will report record sales in fiscal 2010. We currently have approximately $438.2 million of backlog in this segment, of which a substantial portion is for the shipment or the inclusion of new MTS ruggedized computers and related accessories. These MTS ruggedized computers are manufactured and are currently expected to be delivered timely - directly by a third-party supplier. A nominal amount of MTS computer shipments were made in fiscal 2009 and we expect our third-party supplier to reach full-scale production during the first half of fiscal 2010. However, if these computers are not delivered timely by the third-party supplier or if actual field deployment schedules are delayed, our business outlook could be impacted. Bookings, sales and profitability in our mobile data communications segment can fluctuate dramatically from period-to-period due to many factors, including unpredictable funding, deployment and technology decisions by the U.S. government as well as risks associated with the uncertainty of the prevailing political and economic environments.

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RF microwave amplifiers segment – We currently expect annual sales in our RF microwave amplifiers segment to be significantly lower in fiscal 2010 as compared to the record sales we achieved in fiscal 2009. In addition to the incremental sales we generated as a result of the Radyne acquisition, sales in fiscal 2009 significantly benefited from our participation in the CREW 2.1 defense program which uses our broadband, solid-state high-power radio signal jamming amplifiers and switches in systems to help protect U.S. troops from the ever-evolving threat of radio-controlled roadside bombs. Although we continue to see strong long-term demand from the U.S. government for our RF microwave amplifiers, we are currently anticipating lower CREW 2.1 related sales in fiscal 2010. Sales and orders of our RF microwave amplifier products in fiscal 2010 are also expected to be suppressed by the same difficult economic and business conditions that we experienced in the second half of fiscal 2009. Bookings, sales and profitability in our RF microwave amplifiers segment can fluctuate dramatically from period-to-period due to many factors, including the receipt of and performance on large contracts from the U.S. government and international customers.

Below is a summary of our aggregated 2010 business outlook on certain income statement line items:

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Our gross profit, as a percentage of our expected fiscal 2010 net sales, is expected to significantly decline from the percentage we achieved in fiscal 2009. This decrease is primarily attributable to changes in product mix. In fiscal 2010, a significant portion of our sales are expected to be for new MTS ruggedized computers and MTS systems that include new MTS ruggedized computers. These new MTS computers are manufactured by a third-party supplier and have significantly lower gross margins than prior MTS computers. As a result, gross margins in fiscal 2010 are expected to significantly decline as compared to prior periods and gross margins in any particular future period will be highly influenced by the ultimate quantity of MTS ruggedized computers shipped in those periods. In addition, our telecommunications transmission segment, which operates our high-volume technology manufacturing center located in Tempe, Arizona, is expected to experience lower gross margins due to anticipated overall lower overhead absorption.

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Our selling, general and administrative expenses, as a percentage of fiscal 2010 net sales, are expected to be significantly lower than fiscal 2009. This decrease is primarily attributable to the increase in consolidated net sales that we expect to achieve in fiscal 2010. In addition, our selling, general and administrative expenses are expected to benefit from lower expenses associated with the fact that we are no longer offering video encoder and decoder products and we are no longer marketing fiberglass antennas to commercial broadcast customers. We expect to continue to incur selling, general and administrative expenses associated with our selling and marketing efforts to the U.S. Army. We believe that these efforts are necessary to help us secure follow-on contracts to our current MTS and BFT contracts which expire in July 2010 and December 2011, respectively.

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Research and development expenses, as a percentage of fiscal 2010 net sales, are expected to be lower than fiscal 2009. This decrease is primarily attributable to the increase in consolidated net sales that we expect to achieve in fiscal 2010. During fiscal 2010, we expect to continue to make investments in our backward compatible next-generation MTS and BFT products, as well as other research and development efforts.

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Total amortization of stock-based compensation (which is allocated to cost of sales, selling, general and administrative and research and development expense line items in our consolidated statement of operations), for fiscal 2010, is expected to be lower than in fiscal 2009.

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Amortization of intangibles for fiscal 2010 is currently expected to be slightly lower than fiscal 2009 and, excluding the impact of any possible future acquisitions, is anticipated to approximate $7.0 million.

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Interest income is expected to be lower in fiscal 2010 as compared to fiscal 2009 primarily due to the expectation of a continued low-interest rate environment. All of our available cash and cash equivalents are currently invested in commercial and government money market mutual funds, short-term U.S. Treasury obligations and bank deposits, and currently yield a blended annual interest rate below 0.3%.

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Interest expense is expected to increase in fiscal 2010 as compared to fiscal 2009 primarily due to incremental interest expense associated with the issuance of $200.0 million of our 3.0% convertible senior notes. Although our 2.0% convertible senior notes are no longer outstanding, as discussed further in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Accounting Pronouncements,” we were required to retroactively adjust and present interest expense for fiscal 2009 and earlier periods.

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Our fiscal 2010 estimated effective income tax rate is expected to approximate 36.0% as compared to 35.1% in fiscal 2009. This increase is primarily related to our expected increase in pre-tax income as well as the expiration of the federal research and experimentation credit on December 31, 2009. Our ultimate effective income tax rate in fiscal 2010 depends on various factors including, but not limited to, future tax legislation enacted, the actual geographic composition of our revenue and pre-tax income, the finalization of our IRS audits, future acquisitions, and any future non-deductible expenses.

As discussed above, we continue to operate our business in difficult market conditions. Although we remain confident in the long-term demand drivers for our businesses, it remains difficult for us to forecast when business conditions will meaningfully improve. In addition, if our current or prospective customers materially postpone, reduce or even forgo purchases of our products and services to a greater extent than we currently anticipate, our business outlook will be adversely affected.

Comparison of Fiscal 2009 and 2008

Net Sales. Consolidated net sales were $586.4 million and $531.6 million for fiscal 2009 and fiscal 2008, respectively, representing an increase of $54.8 million, or 10.3%. The year-over-year increase in net sales is primarily attributable to our acquisition of Radyne which significantly benefited both our telecommunications transmission and RF microwave amplifiers segments. As further discussed below, these increases were partially offset by a significant decline in shipments by our mobile data communications segment to the U.S. Army, pursuant to their request.

Telecommunications transmission
Net sales in our telecommunications transmission segment were $254.3 million and $208.9 million for fiscal 2009 and fiscal 2008, respectively, an increase of $45.4 million, or 21.7%. Net sales in this segment reflect increased sales of our satellite earth station products, which were partially offset by lower sales of our over-the-horizon microwave systems. Sales of our over-the-horizon microwave systems were lower due to significantly lower direct sales to the U.S. Department of Defense (“DoD”) and lower indirect sales to Algeria, our North African end-customer.

Sales of our satellite earth station products increased primarily due to incremental sales attributable to the Radyne acquisition and incremental sales of our legacy branded satellite earth station modems which incorporate DoubleTalk® Carrier-in-Carrier® technology. Throughout fiscal 2009, we were able to provide our customers and prospective customers the opportunity to purchase both Comtech and/or Radyne branded products. We believe that our strategy was well received by our customers. Because we have and continue to integrate and share technology including our DoubleTalk® Carrier-in-Carrier® technology across our product lines, we do not believe that sales performance comparisons between our individual brands are meaningful indicators of current or future performance.

We believe that difficult economic conditions, particularly in the second half of our fiscal 2009, suppressed the overall reported net sales in our telecommunications transmission segment. Although historically nominal in the aggregate, sales of our smaller legacy product offerings embedded within our satellite earth station product line (e.g., voice gateways and data compression chips) and our over-the-horizon microwave system product lines (e.g., fiberglass antennas) declined as compared to fiscal 2008. Sales of our video encoder and decoder products were significantly lower than expected as our commercial broadcasting customers experienced very difficult business conditions in their end-markets. In order to better focus our sales efforts in fiscal 2010, in August 2009, we announced that we sold our video encoder and decoder product line and ceased the marketing of fiberglass antennas to commercial broadcast customers. Aggregate sales of these products were approximately $10.0 million in fiscal 2009.

Our telecommunications transmission segment represented 43.4% of consolidated net sales for fiscal 2009 as compared to 39.3% for fiscal 2008.

Bookings, sales and profitability in our telecommunications transmission segment can fluctuate from period-to-period due to many factors including the book-and-ship nature associated with our satellite earth station products, the current adverse conditions in the global economy and credit markets, and the timing of, and our related performance on, contracts from the U.S. government and international customers for our over-the-horizon microwave systems.

Mobile data communications
Net sales in our mobile data communications segment were $177.0 million for fiscal 2009 and $261.1 million for fiscal 2008, a decrease of $84.1 million, or 32.2%. Sales for fiscal 2009 include incremental sales relating to the design and manufacture of microsatellites and from mobile tracking products that incorporate SENS technology which we acquired as part of our acquisition of Radyne. The year-over-year decline in mobile data communications segment sales is primarily attributable to lower sales of mobile satellite transceivers and related systems to the U.S. Army (pursuant to both our MTS and BFT contracts), which, as further discussed below, is primarily attributable to timing imposed by the customer.

In January 2009, we received a $281.5 million purchase order from the U.S. Army for new MTS third-party produced ruggedized computers and related accessories. This order is the single largest order received in our history. In addition, in April 2009, we received an order for $97.2 million for the supply of MTS systems which include both mobile satellite transceivers and MTS third-party ruggedized computers. Except for some nominal deliveries we made late in fiscal 2009, the U.S. Army has requested these orders be delivered during fiscal 2010. Sales to the MTS program in fiscal 2009 were also impacted by the absence of MTS sales for the Army National Guard that were specifically funded, in our fiscal 2008, by a supplemental defense appropriations bill commonly referred to as the Leahy-Bond Amendment.

We have experienced and we expect to continue to experience future significant fluctuations in sales and orders related to the MTS and BFT programs. As such, period-to-period comparisons of our results may not be indicative of a trend or future performance. Through July 31, 2009, we received $546.3 million in total orders under our $605.1 million MTS contract, which expires in July 2010, and $211.3 million in total orders under our $216.0 million BFT contract, which expires in December 2011. Given the current contract ceiling levels related to both our MTS and BFT contracts, we cannot obtain large future MTS or BFT orders unless the respective programs obtain contract ceiling increases or issue us new contract awards.

Our mobile data communications segment represented 30.2% of consolidated net sales for fiscal 2009 as compared to 49.1% for fiscal 2008.

Bookings, sales and profitability in our mobile data communications segment can fluctuate dramatically from period-to-period due to many factors, including unpredictable funding, deployment and technology decisions by the U.S. government. Our MTS and BFT contracts are both IDIQ contracts and, as such, the U.S. Army is not obligated to purchase any equipment or services under these contracts. We are aware that on occasion, the U.S. government has experienced delays in the receipt of certain components that are eventually provided to us for incorporation into our mobile satellite transceivers or mobile data communications systems. In addition, a substantial portion of our mobile data communications backlog as of July 31, 2009 includes orders relating to MTS ruggedized computers which are manufactured by a third-party supplier. If we do not receive these U.S. government furnished components or MTS ruggedized computers in a timely manner, we could experience delays in fulfilling funded and anticipated orders from our customers.

RF microwave amplifiers
Net sales in our RF microwave amplifiers segment were $155.1 million for fiscal 2009, as compared to $61.6 million for fiscal 2008, an increase of $93.5 million, or 151.8%.

As a result of the Radyne acquisition, we more than doubled our sales for fiscal 2009. In addition, net sales were higher due to increased sales of our legacy solid-state, high-power broadband amplifiers and high-power switches that are incorporated into defense-related systems, primarily sales associated with our participation in the Counter Remote-Control Improvised Explosive Device Electronic Warfare 2.1 (“CREW 2.1”) program.

Our RF microwave amplifiers segment represented 26.4% of consolidated net sales for fiscal 2009 as compared to 11.6% for fiscal 2008.

Bookings, sales and profitability in our RF microwave amplifiers segment can fluctuate from period-to-period due to many factors including the current adverse conditions in the global economy and credit markets, and the timing of, and our related performance on, contracts from the U.S. government and international customers.

Geography and Customer Type
Sales to the U.S. government (including sales to prime contractors of the U.S. government) represented 56.4% and 66.4% of consolidated net sales for fiscal 2009 and 2008, respectively. International sales (which include sales to U.S. companies for inclusion in products that are sold to international customers) represented 32.1% and 26.7% of consolidated net sales for fiscal 2009 and 2008, respectively. Domestic commercial sales represented 11.5% and 6.9% of consolidated net sales for fiscal 2009 and 2008, respectively.

Gross Profit. Gross profit was $240.9 million and $234.9 million for fiscal 2009 and 2008, respectively, representing an increase of $6.0 million. The increase in gross profit was primarily attributable to the increase in consolidated net sales, discussed above, at significantly lower gross margins. Gross profit as a percentage of net sales decreased to 41.1% for fiscal 2009 as compared to 44.2% for fiscal 2008.

The decrease in gross profit percentage in fiscal 2009 is primarily attributable to lower sales and lower production of mobile satellite transceivers which resulted in declines in gross profit percentages in both our telecommunications transmission and mobile data communications segments. As discussed further below, this was partially offset by an increase in gross profit percentage in our RF microwave amplifiers segment.

Our telecommunications transmission segment experienced a significant decline in gross profit percentage during fiscal 2009 as compared to fiscal 2008. This decline is primarily attributable to a less favorable product mix including an overall decline in production of mobile satellite transceivers at our high-volume technology manufacturing center located in Tempe, Arizona. The impact of the lower production of mobile satellite transceivers, for our mobile data communications segment, resulted in lower net operating efficiencies (primarily due to lower overhead absorption) which more than offset the efficiencies we achieved as a result of our successful execution of our Radyne-related restructuring plan.

Our mobile data communications segment experienced a significant decline in gross profit percentage during fiscal 2009 as compared to fiscal 2008 primarily as a result of lower sales of mobile satellite transceivers. Significant period-to-period fluctuations in our gross margins can occur in our mobile data communications segment as a result of the nature, timing and mix of actual deliveries which are driven by the U.S. Army’s requirements.

Our RF microwave amplifiers segment experienced a higher gross profit percentage during fiscal 2009 as compared to fiscal 2008 primarily due to a more favorable product mix as a result of the Radyne acquisition. Our RF microwave amplifier product line now includes satellite earth station traveling wave tube amplifiers, which were sold at higher gross margins than those of our legacy product lines. Gross margins for our solid-state, high-power broadband amplifiers and switches, in fiscal 2008, were negatively impacted by long production times relating of certain complex solid-state, high power amplifiers and high-power switches that employed newer technology. These amplifiers were shipped in full during fiscal 2009.

Included in cost of sales for fiscal 2009 and 2008 are provisions for excess and obsolete inventory of $5.7 million and $2.4 million, respectively. As discussed in our “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies – Provisions for Excess and Obsolete Inventory,” we regularly review our inventory and record a provision for excess and obsolete inventory based on historical and projected usage assumptions. Included in the provision for fiscal 2009 is a $1.2 million write-down of inventory to net realizable value associated with our decision, in July 2009, to no longer offer video encoder and decoder products or market fiberglass antennas to commercial broadcast customers. In addition, included in cost of sales for fiscal 2009 is amortization of $1.5 million related to the estimated fair value step-up of Radyne inventory acquired.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were $100.2 million and $86.0 million for fiscal 2009 and 2008, respectively, representing an increase of $14.2 million, or 16.5%. Selling, general and administrative expenses for fiscal 2009 include incremental spending associated with sales of Radyne’s products and services, an increase in professional fees (primarily incurred in connection with legal and other matters that are disclosed in the caption set forth under “Notes to Consolidated Financial Statements – Note (15)(c) Legal Proceedings and Other Matters” included in “Part II — Item 8. — Financial Statements and Supplementary Data”) and ongoing expenses associated with promoting our next-generation MTS-HC and BFT-HC products and services to the U.S. Army. This increase was partially offset by lower cash-based incentive compensation primarily due to lower consolidated operating income and to a lesser extent, the collection of certain previously written-off accounts receivable. Amortization of stock-based compensation expense recorded as selling, general and administrative expenses decreased to $7.1 million in fiscal 2009 from $8.1 million in fiscal 2008.

Selling, general and administrative expenses, as a percentage of consolidated net sales, were 17.1% and 16.2% for fiscal 2009 and 2008. This increase is primarily associated with timing of sales. Although we received record orders from the U.S. Army in fiscal 2009, the U.S. Army requested that the significant portion of these orders not be delivered until our fiscal 2010. Despite this delay, we continued our sales and marketing efforts to the U.S. Army relating to our next-generation MTS and BFT solutions.

Research and Development Expenses.  Research and development expenses were $50.0 million and $40.5 million for fiscal 2009 and 2008, respectively, representing an increase of $9.5 million, or 23.5%. The increase in expenses primarily reflects our continued investment in research and development efforts to develop new products within our legacy product lines as well as incremental investments associated with the expanded product lines that we now offer as a result of the Radyne acquisition. Research and development expenses also include efforts associated with the development of next-generation MTS and BFT solutions.

For fiscal 2009 and 2008, research and development expenses of $30.1 million and $24.1 million, respectively, related to our telecommunications transmission segment, $8.9 million and $10.8 million, respectively, related to our mobile data communications segment, $9.3 million and $3.9 million, respectively, related to our RF microwave amplifiers segment, with the remaining expenses related to the amortization of stock-based compensation expense which is not allocated to our three operating segments. Amortization of stock-based compensation expense recorded as research and development expenses was $1.7 million for both fiscal 2009 and 2008.

As a percentage of consolidated net sales, research and development expenses were 8.5% and 7.6% for fiscal 2009 and 2008, respectively. This increase is primarily associated with timing of sales. Although we received record orders from the U.S. Army in fiscal 2009, the U.S. Army requested that the significant portion of these orders not be delivered until our fiscal 2010.

As an investment for the future, we are continually enhancing our products and developing new products and technologies. Whenever possible, we seek customer funding for research and development to adapt our products to specialized customer requirements. During fiscal 2009 and 2008, customers reimbursed us $14.9 million and $7.8 million, respectively, which is not reflected in the reported research and development expenses, but is included in net sales with the related costs included in cost of sales. Included in the $14.9 million of research and development funded by our customers are efforts associated with our $8.0 million order we received to build, test and deliver our next-generation BFT-HC transceiver to the U.S. Army.

Amortization of Acquired In-Process Research and Development. During fiscal 2009, in connection with the August 1, 2008 acquisition of Radyne, we immediately amortized $6.2 million for the estimated fair value of acquired in-process research and development projects. The acquired in-process research and development projects were expensed upon acquisition because technological feasibility had not been established and no future alternative use existed.

Of this amount, $3.3 million related to our RF microwave amplifiers segment and $2.9 million related to our telecommunications transmission segment. Such amounts are included in each respective segment’s operating income results. There was no amortization of acquired in-process research and development projects for fiscal 2008.

Amortization of Intangibles. Amortization relating to intangible assets with finite lives was $7.6 million and $1.7 million for fiscal 2009 and 2008, respectively. The significant increase for fiscal 2009 as compared to fiscal 2008 is primarily attributable to the amortization of intangible assets with finite lives acquired in connection with the August 1, 2008 acquisition of Radyne.

Included in amortization of intangibles in fiscal 2009 is the acceleration of amortization of $0.4 million associated with our decision in July 2009 to no longer offer video encoder and decoder products.

Operating Income. Operating income for fiscal 2009 and 2008 was $76.9 million and $106.8 million, respectively. As further discussed below, the significant decrease is primarily attributable to operating income declines in both our telecommunications transmission and mobile data communications segments that was partially offset by an increase in operating income in our RF microwave amplifiers segment as well as lower unallocated operating expenses. Operating income during fiscal 2009 was negatively impacted by a $6.2 million charge for acquired in-process research and development projects.

Operating income in our telecommunications transmission segment was $55.4 million for fiscal 2009 as compared to $56.7 million for fiscal 2008. Excluding the impact of $2.9 million of acquired-in-process research and development expenses, operating income reflects a slight increase that is primarily attributable to increased net sales at lower gross margins. In addition, operating income in our telecommunications transmission segment was reduced by approximately $2.0 million (including a charge to cost of sales of approximately $1.2 million and the acceleration of amortization of intangibles of approximately $0.4 million) in connection with our decision in July 2009 to no longer offer video encoder and decoder products or market fiberglass antennas to commercial broadcast customers. Our telecommunications transmission segment benefited significantly from operating synergies achieved as a result of our Radyne acquisition.

Our mobile data communications segment generated operating income of $31.4 million for fiscal 2009 as compared to $72.8 million for fiscal 2008. The decrease in operating income was primarily due to the significant decline in net sales and gross margins, as discussed further above. Operating income in our mobile data communications segment was also impacted by (i) incremental investments in our selling and marketing activities primarily associated with promoting our next-generation MTS and BFT products and services, (ii) incremental investments associated with further developing our microsatellite applications to support anticipated future revenue growth, and (iii) a slight increase in amortization of intangible assets associated with the Radyne acquisition.

Our RF microwave amplifiers segment generated operating income of $14.4 million for fiscal 2009 as compared to $4.4 million for fiscal 2008. Operating income increased significantly due to a higher level of net sales and gross margins achieved, as discussed further above. Operating income in fiscal 2009 includes the impact of $3.3 million of acquired in-process research and development expenses. Operating income in our RF microwave amplifiers segment was also impacted by incremental investments in research and development as well as a significant increase in amortization of intangible assets associated with the Radyne acquisition.

Unallocated operating expenses decreased to $24.3 million for fiscal 2009 as compared to $27.1 million for fiscal 2008 primarily due to lower payroll-related expenses, including cash-based incentive compensation and amortization of stock-based compensation. Amortization of stock-based compensation expense, which is included in unallocated operating expenses, amounted to $9.6 million in fiscal 2009 as compared to $10.6 million in fiscal 2008.

Interest Expense.  Interest expense was $6.4 million and $7.1 million for fiscal 2009 and 2008, respectively. This decrease is primarily attributed to the conversion of our 2.0% convertible senior notes into shares of our common stock as of February 12, 2009, partially offset by interest expense associated with our May 8, 2009 issuance of our 3.0% convertible senior notes.

Interest Income and Other.  Interest income and other for fiscal 2009 was $2.7 million, as compared to $14.1 million for fiscal 2008. The decrease of $11.4 million is primarily attributable to the use of a portion of our cash and cash equivalents to purchase Radyne and a significant decline in year-over-year interest rates.

In addition, during fiscal 2009, we changed our investment strategy relating to the substantial increase in principal risks associated with maintaining cash and cash equivalents primarily in commercial-based money market accounts. Our investment strategy now includes investing in both commercial and government money market funds, short-term U.S. Treasury obligations and bank deposits, which currently yield a blended annual interest rate below 0.3%.

Provision for Income Taxes.  The provision for income taxes was $25.7 million and $40.1 million for fiscal 2009 and 2008, respectively. Our effective tax rate was 35.1% in fiscal 2009 compared to 35.3% in fiscal 2008.

Although our effective tax rates for fiscal 2009 and 2008 were similar, our fiscal 2009 effective tax rate was significantly impacted by the fact that we recorded an amortization charge of $6.2 million for acquired in-process research and development, which is non-deductible for income tax purposes and which was partially offset by discrete tax benefits of $1.2 million. The discrete tax benefits for fiscal 2009 primarily relate to the passage of legislation that included the retroactive extension of the expiration of the federal research and experimentation credit from December 31, 2007 to December 31, 2009. Our effective tax rate for fiscal 2008 reflected a net discrete tax cost of $0.1 million primarily related to our agreement with the Internal Revenue Service (“IRS”) following their completion of the audit of our federal income tax returns for fiscal 2004 and fiscal 2005 and our estimate of anticipated future disallowable federal research and experimentation credits and interest expense related to our 2.0% convertible senior notes.

Excluding the aforementioned non-deductible acquired in-process research and development and discrete tax items in both periods, our effective tax rate for fiscal 2009 was 33.9% as compared to 35.2% for fiscal 2008. The decrease in our effective tax rate is primarily attributable to the fact that we were not able to claim federal research and experimentation credits during the full 12 months of fiscal 2008 (because the related legislation had lapsed on December 31, 2007).

During fiscal 2009, the IRS continued to audit our federal income tax returns for the fiscal years ended July 31, 2006 and July 31, 2007. In fiscal 2008, we reached an agreement with the IRS relating to the allowable amount of federal research and experimentation credits utilized and interest expense relating to our 2.0% convertible senior notes for our federal income tax returns for the fiscal years ended July 31, 2004 and 2005 and adjusted our estimate of anticipated future disallowable federal research and experimentation credits and interest expense based on the results of the audit. Although adjustments relating to the audits and related settlements of our fiscal 2004 and fiscal 2005 tax returns were immaterial, a resulting tax assessment or settlement for fiscal 2006 and fiscal 2007 or future periods could have a material adverse impact on our results of consolidated operations and financial condition.

Comparison of Fiscal 2008 and 2007

Net Sales. Consolidated net sales were $531.6 million and $445.7 million for fiscal 2008 and 2007, respectively, representing an increase of $85.9 million, or 19.3%. The increase in net sales reflects significant growth in both our mobile data communications and RF microwave amplifiers segments, partially offset by lower net sales, as anticipated, in our telecommunications transmission segment.

Net sales in our telecommunications transmission segment were $208.9 million and $219.9 million for fiscal 2008 and 2007, respectively, a decrease of $11.0 million, or 5.0%. Net sales in this segment reflect increased sales of our satellite earth station products which were more than offset by lower sales of our over-the-horizon microwave systems. Sales of our satellite earth station products for fiscal 2008 were higher than fiscal 2007 as we benefited from strong demand for our bandwidth efficient satellite earth station modems, including those used to support cellular backhaul applications. Net sales of our over-the-horizon microwave systems for fiscal 2008 were significantly lower than fiscal 2007 primarily due to lower sales of our 16 Mbps troposcatter modem upgrade kits for use on the U.S. Department of Defense’s (“DoD”) AN/TRC-170 digital troposcatter terminals and lower indirect sales to Algeria, our North African country end-customer. Net sales in fiscal 2007 include sales of $1.2 million relating to a gross profit adjustment, as discussed below, on a large over-the-horizon microwave system contract. Our telecommunications transmission segment represented 39.3% of consolidated net sales for fiscal 2008 as compared to 49.3% for fiscal 2007.

Net sales in our mobile data communications segment were a record $261.1 million for fiscal 2008 and $189.6 million for fiscal 2007, an increase of $71.5 million, or 37.7%. This increase in net sales was due to the significant increase in deliveries to the U.S. Army for orders placed under our current MTS and BFT contracts. Deliveries to the Army National Guard, for orders placed under the MTS contract, were significantly lower during fiscal 2008. Net sales for fiscal 2007 included sales of $1.1 million relating to a favorable gross profit adjustment on our original MTS contract. Our mobile data communications segment represented 49.1% of consolidated net sales for fiscal 2008 as compared to 42.6% for fiscal 2007.

Net sales in our RF microwave amplifiers segment were a record $61.6 million for fiscal 2008, compared to $36.2 million for fiscal 2007, an increase of $25.4 million, or 70.2%. The significant increase in net sales was due to higher sales of our amplifiers and high-power switches that are incorporated into defense-related systems, primarily sales associated with our participation in the CREW 2.1 program. Our RF microwave amplifiers segment represented 11.6% of consolidated net sales for fiscal 2008 as compared to 8.1% for fiscal 2007.

International sales (which include sales to U.S. companies for inclusion in products that are sold to international customers) represented 26.7% and 26.2% of consolidated net sales for fiscal 2008 and 2007, respectively. Domestic commercial sales represented 6.9% and 12.5% of consolidated net sales for fiscal 2008 and 2007, respectively. Sales to the U.S. government (including sales to prime contractors of the U.S. government) represented 66.4% and 61.3% of consolidated net sales for fiscal 2008 and 2007, respectively.

Gross Profit. Gross profit was $234.9 million and $193.3 million for fiscal 2008 and 2007, respectively, representing an increase of $41.6 million, or 21.5%. The increase in gross profit was attributable to the increase in net sales discussed above and related increased operating efficiencies. Gross profit as a percentage of net sales increased to 44.2% for fiscal 2008 from 43.4% for fiscal 2007.

Excluding the impact of adjustments discussed below, our gross profit as a percentage of net sales for fiscal 2007 would have been 41.0%. The increase in the gross profit percentage from 41.0% to 44.2% was driven by an increase in the gross profit percentage in both our mobile data communications and telecommunications transmission segments. These increases were partially offset by the impact of a higher percentage of consolidated net sales occurring within the mobile data communications segment, which typically has a lower gross profit percentage than our telecommunications transmission segment. In addition, in fiscal 2008, we experienced a lower gross profit percentage in our RF microwave amplifiers segment.

Our mobile data communications segment experienced a higher gross profit percentage due to increased operating efficiencies associated with increased sales related to our current MTS and BFT contracts and a more favorable product mix during fiscal 2008 as compared to fiscal 2007. Our telecommunications transmission segment experienced a higher gross profit percentage as it benefited from increased usage of our high-volume technology manufacturing center (including both incremental satellite earth station product sales and use by our two other operating segments)  that was partially offset by lower sales of our 16 Mbps troposcatter modem upgrade kits. In addition, in fiscal 2008 our telecommunications transmission segment’s gross profit percentage was favorably impacted by a $0.7 million reduction in our estimated reserve for warranty obligations due to lower than anticipated claims received on contracts whose warranty periods have expired. Our RF microwave amplifiers segment experienced a lower gross profit percentage due to long production times associated with contracts for certain complex amplifiers and high-power switches that employ newer technology.

During fiscal 2007 we recorded favorable cumulative gross profit adjustments of $11.8 million (of which $10.7 million related to the mobile data communications segment and $1.1 million related to the telecommunications transmission segment), resulting from our ongoing review of total estimated contract revenues and costs, and the related gross margin at completion, on long-term contracts. These adjustments were partially offset by a $0.1 million firmware-related warranty provision in our mobile data communications segment.

Included in cost of sales for fiscal 2008 and 2007 are provisions for excess and obsolete inventory of $2.4 million and $4.5 million, respectively. As discussed in our “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Provisions for Excess and Obsolete Inventory,” we regularly review our inventory and record a provision for excess and obsolete inventory based on historical and projected usage assumptions.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were $86.0 million and $73.3 million for fiscal 2008 and 2007, respectively, representing an increase of $12.7 million, or 17.3%. The increase in expenses was primarily attributable to higher payroll-related expenses (including amortization of stock-based compensation and cash-based incentive compensation) associated with the overall increase in our net sales and profits and, to a lesser extent, legal and other professional fees. As a percentage of consolidated net sales, selling, general and administrative expenses were 16.2% and 16.4% for fiscal 2008 and 2007, respectively.

Amortization of stock-based compensation expense recorded as selling, general and administrative expenses increased to $8.1 million in fiscal 2008 from $5.8 million in fiscal 2007.

Research and Development Expenses.  Research and development expenses were $40.5 million and $32.5 million for fiscal 2008 and 2007, respectively, representing an increase of $8.0 million, or 24.6%. The increase in expenses primarily reflects our continued investment in research and development efforts across all of our business segments. As a percentage of consolidated net sales, research and development expenses were 7.6% and 7.3% for fiscal 2008 and 2007, respectively.

For fiscal 2008 and 2007, research and development expenses of $24.1 million and $21.0 million, respectively, related to our telecommunications transmission segment, $10.8 million and $7.9 million, respectively, related to our mobile data communications segment, $3.9 million and $2.5 million, respectively, related to our RF microwave amplifiers segment, with the remaining expenses related to the amortization of stock-based compensation expense which is not allocated to our three operating segments. Amortization of stock-based compensation expense recorded as research and development expenses increased to $1.7 million in fiscal 2008 from $1.1 million in fiscal 2007.

As an investment for the future, we are continually enhancing our existing products and developing new products and technologies. Whenever possible, we seek customer funding for research and development to adapt our products to specialized customer requirements. During fiscal 2008 and 2007, customers reimbursed us $7.8 million and $4.2 million, respectively, which is not reflected in the reported research and development expenses, but is included in net sales with the related costs included in cost of sales.

Amortization of Intangibles. Amortization of intangibles was $1.7 million and $2.6 million for fiscal 2008 and 2007, respectively. The amortization primarily relates to intangibles with finite lives that we acquired in connection with various acquisitions. The decrease in amortization of intangibles for fiscal 2008 is related to certain intangibles that have been fully amortized.

Operating Income.  Operating income for fiscal 2008 and 2007 was $106.8 million and $84.9 million, respectively. The $21.9 million, or 25.8%, increase was primarily the result of the higher consolidated net sales and gross margin percentage during fiscal 2008, partially offset by increased operating expenses (including research and development expenses) as discussed above.

Operating income in our telecommunications transmission segment decreased to $56.7 million for fiscal 2008 from $59.2 million for fiscal 2007, primarily driven by lower net sales (at a higher gross margin percentage) and increased operating expenses. In addition, as discussed above under “Gross Profit,” included in operating income for fiscal 2007 is a cumulative adjustment related to a large over-the-horizon microwave systems contract which favorably impacted operating income by $0.9 million.

Our mobile data communications segment generated operating income of $72.8 million for fiscal 2008 as compared to $45.4 million for fiscal 2007. The increase in operating income was primarily due to the increase in net sales and gross margins achieved during fiscal 2008, partially offset by increased operating expenses. As discussed above under “Gross Profit,” included in operating income in fiscal 2007 is the positive impact from cumulative adjustments, net of the firmware-related warranty provision, of $9.1 million.

Operating income in our RF microwave amplifiers segment increased to $4.4 million for fiscal 2008 from $3.7 million for fiscal 2007 due primarily to the increase in net sales (at a lower gross profit percentage) partially offset by increased spending on research and development activities.

Unallocated operating expenses increased to $27.1 million for fiscal 2008 from $23.3 million for fiscal 2007 due to higher payroll-related expenses (including amortization of stock-based compensation and cash-based incentive compensation) as well as increased other costs associated with growing our business. Amortization of stock-based compensation expense increased to $10.6 million in fiscal 2008 from $7.4 million in fiscal 2007. This increase is primarily attributable to an increase in both the number and related fair value of stock-based awards that are being amortized over their respective service periods for fiscal 2008 as compared to fiscal 2007.

Interest Expense.  Interest expense was $7.1 million and $6.8 million for fiscal 2008 and 2007, respectively. Interest expense primarily represents interest associated with our 2.0% convertible senior notes.

Interest Income and Other.  Interest income and other for fiscal 2008 was $14.1 million, as compared to $14.2 million for fiscal 2007. The decrease of $0.1 million was primarily due to a decline in interest rates partially offset by an increase in investable cash since July 31, 2007.

Provision for Income Taxes.  The provision for income taxes was $40.1 million and $29.7 million for fiscal 2008 and 2007, respectively. Our effective tax rate was 35.3% and 32.1% for fiscal 2008 and 2007, respectively.

Our effective tax rate for fiscal 2007 of 32.1% included discrete tax benefits of approximately $2.6 million (including a $1.0 million tax benefit due to the expiration of applicable statutes of limitations and a $0.6 million tax benefit relating to the retroactive extension of the federal research and experimentation credit in December 2006). Excluding these discrete tax benefits, our effective tax rate for fiscal 2007 was approximately 34.9%. The increase from 34.9% to 35.3% in fiscal 2008 was primarily driven by the expiration of the federal research and experimentation credit as of December 31, 2007.

Our tax rate for fiscal 2008 reflects an agreement we reached with the IRS relating to its completion of the audit of our federal income tax returns for fiscal 2004 and fiscal 2005. The agreement primarily relates to the allowable amount of federal research and experimentation credits utilized and interest expense relating to our 2.0% convertible senior notes.

Our provision for income tax in fiscal 2008 reflects a net discrete tax cost of approximately $0.1 million, primarily related to the agreement with the IRS and our estimate of anticipated future disallowable federal research and experimentation credits and interest expense related to our 2.0% convertible senior notes.

Liquidity and Capital Resources

Our unrestricted cash and cash equivalents increased to $485.5 million at July 31, 2009 from $410.1 million at July 31, 2008, representing an increase of $75.4 million. The increase in cash and cash equivalents during fiscal 2009 was primarily driven by:

•
Net cash provided by operating activities of $88.5 million for fiscal 2009 as compared to $77.8 million for fiscal 2008. The net increase in cash provided by operating activities was primarily driven by a significant decrease in net working capital requirements during fiscal 2009 as compared to fiscal 2008;

•
Net cash used in investing activities for fiscal 2009 of $218.9 million as compared to $20.5 million for fiscal 2008. On August 1, 2008 (the first day of our fiscal 2009), we redeployed $205.3 million of our cash and cash equivalents (net of cash acquired) to purchase Radyne. In addition, during fiscal 2009, we spent $13.5 million to purchase property, plant and equipment, including expenditures relating to ongoing equipment upgrades, primarily enhancements to our high-volume technology manufacturing center in Tempe, Arizona; and

•
Net cash provided by financing activities of $205.8 million for fiscal 2009 as compared to $9.8 million for fiscal 2008. During fiscal 2009, we increased our cash position by approximately $194.7 million from the issuance of $200.0 million of our 3.0% convertible senior notes. In addition, during fiscal 2009, we generated $9.6 million of cash as a result of proceeds from stock option exercises and employee stock purchase plan shares.

During fiscal 2009, we adopted a new investment policy relating to our unrestricted cash and cash equivalents that is intended to minimize principal loss while at the same time maximizing the income we receive without significantly increasing risk. To minimize this risk, we generally invest our cash and cash equivalents in money market mutual funds (both government and commercial), bank deposits, and U.S. Treasury securities. Many of our money market mutual funds invest in direct obligations of the U.S. government, bank securities guaranteed by the Federal Deposit Insurance Corporation, certificates of deposits and commercial paper and other securities issued by other companies. Historically, money market funds have not been subject to principal risk. However, in fiscal 2009, due to the global credit crisis, the money market fund industry experienced increased volatility and some funds experienced a drop in net asset value. In addition, certain U.S. Treasury securities traded beneath their maturity value. None of our funds experienced a decline in net asset value in fiscal 2009 nor did we experience any investment losses. While we cannot predict future market conditions or market liquidity, we believe our investment policies to be appropriate. Ultimately, the availability of our cash and cash equivalents is dependent on a well-functioning liquid market.

As of July 31, 2009, our material short-term cash requirements primarily consist of working capital needs. Our material long-term cash requirements primarily consist of the possible use of cash to repay our 3.0% convertible senior notes and operating leases, including the present value of the net contractual non-cancellable lease obligations and related costs (through October 31, 2018) of $2.4 million related to Radyne’s former Phoenix, Arizona manufacturing and engineering facility, which we have subleased to a third party through October 31, 2015.

We currently expect capital expenditures for fiscal 2010 to be approximately $15.0 million to $17.0 million.

We have historically met both our short-term and long-term cash requirements with funds provided by a combination of cash and cash equivalent balances, cash generated from operating activities and financing transactions. Based on our anticipated level of future sales and operating income, we believe that our existing cash and cash equivalent balances and our cash generated from operating activities will be sufficient to meet both our currently anticipated short-term and long-term operating cash requirements. As of July 31, 2009, we have approximately $485.5 million of cash and cash equivalents. In fiscal 2010, we may redeploy a significant portion of our existing cash and cash equivalents to acquire one or more businesses or technologies.

Although it is difficult in the current economic and financial environment to predict the terms and conditions of financing that may be available in the future, should our short-term or long-term cash requirements increase beyond our current expectations, we believe that we would have sufficient access to credit from financial institutions and/or financing from public and private debt and equity markets.

As discussed in “Notes to Consolidated Financial Statements – Note (15)(c) Legal Proceedings and Other Matters”  we are incurring expenses associated with certain legal proceedings. The outcome of legal proceedings is inherently difficult to predict and an adverse outcome in one or more matters could have a material adverse effect on our consolidated financial condition and in our statement of operations in the period of such determination.

Financing Arrangements
On May 8, 2009, we issued $200.0 million of our 3.0% convertible senior notes in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended. Through July 31, 2009, the net proceeds from this transaction were approximately $194.7 million after deducting the initial purchasers’ discount and transaction costs paid. For further information, see “Notes to Consolidated Financial Statements – Note (10) Convertible Senior Notes” included in “Part II — Item 8. — Financial Statements and Supplementary Data.”

Because of the disruption in the overall credit markets that occurred in fiscal 2009, and the resulting inability of many companies to access credit, in June 2009, we entered into a committed $100.0 million three-year, unsecured revolving credit facility (“Credit Facility”) with a syndicate of bank lenders (see “Notes to Consolidated Financial Statements – Note (9) Credit Facility” included in “Part II — Item 8. — Financial Statements and Supplementary Data”).  This Credit Facility replaces a prior $15.0 million uncommitted line of credit with a single financial institution. At July 31, 2009, we have approximately $1.7 million of standby letters of credit agreements outstanding under this Credit Facility related to the guarantee of future performance on certain contracts and less than $0.1 million of commercial letters of credit agreements outstanding for the payment of goods and supplies.

Commitments
Except as disclosed in the below table, in the normal course of business, we routinely enter into binding and non-binding purchase obligations primarily covering anticipated purchases of inventory and equipment. We do not expect that these commitments, as of July 31, 2009, will materially adversely affect our liquidity.

At July 31, 2009, we had contractual cash obligations relating to: (i) our $281.5 million MTS order, (ii) our operating lease commitments (including satellite lease expenditures relating to our mobile data communications segment MTS and BFT contracts) and (iii) the potential cash repayment of our 3.0% convertible senior notes. Payments due under these long-term obligations, excluding interest on the 3.0% convertible senior notes, are as follows:

	Obligations Due by Fiscal Years (in thousands)
	Total	2010	2011 and 2012	2013 and 2014	After 2015
MTS purchase orders	$216,626	216,626	-	-	-

Operating lease commitments	51,064	26,151	10,844	4,439	9,630

3.0% convertible senior notes	200,000	-	-	-	200,000

Total contractual cash obligations	467,690	242,777	10,844	4,439	209,630
Less contractual sublease payments	(7,712)	(1,193)	(2,416)	(2,488)	(1,615)
Net contractual cash obligations	$459,978	241,584	8,428	1,951	208,015

In connection with our $281.5 million order from the U.S. Army to upgrade 20,000 deployed MTS systems, we were required to place two purchase orders for ruggedized computers and related accessories with a third party. As is typical with U.S. government contract awards, we believe that if the U.S. Army were to terminate its contract with us for convenience, we might be able to cancel our purchase orders with our vendor and/or recover any unreimbursed costs from the U.S. Army.

In the ordinary course of business and as discussed further in “Notes to Consolidated Financial Statements – Note (15)(c) Legal Proceedings and Other Matters” included in “Part II — Item 8. — Financial Statements and Supplementary Data,” we include indemnification provisions in certain of our customer contracts. Pursuant to these agreements, we have agreed to indemnify, hold harmless and reimburse the indemnified party for losses suffered or incurred by the indemnified party, including but not limited to losses related to third-party intellectual property claims. To date, there have not been any material costs or expenses incurred in connection with such indemnification clauses. Our insurance policies may not cover the cost of defending indemnification claims or providing indemnification. As a result if a claim were asserted against us by any party that we have agreed to indemnify, we could incur future legal costs and damages.

As discussed further in “Notes to Consolidated Financial Statements – Note (10) Convertible Senior Notes” included in “Part II — Item 8. — Financial Statements and Supplementary Data,” on May 8, 2009, we issued $200.0 million of our 3.0% convertible senior notes. Holders of the notes will have the right to require us to repurchase some or all of the outstanding notes, solely for cash, on May 1, 2014, May 1, 2019 and May 1, 2024 and upon certain events, including a change in control. If not redeemed by us or repaid pursuant to the holders’ right to require repurchase, the notes mature on May 1, 2029.

We have approximately $1.7 million of standby letters of credit agreements outstanding under our Credit Facility related to the guarantee of future performance on certain contracts and less than $0.1 million of commercial letters of credit outstanding under our Credit Facility for the payment of goods and supplies.

We have change of control agreements and indemnification agreements with certain of our executive officers and certain key employees. All of these agreements may require payments, in certain circumstances, including, but not limited to, an event of a change in control of our Company. Such amounts are not included in the above table.

Recent Accounting Pronouncements

Adoption of FSP APB 14-1 on August 1, 2009
In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), which clarifies the accounting for certain convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). Under FSP APB 14-1, the liability and equity components of convertible debt instruments that may be settled entirely or partially in cash upon conversion must be accounted for separately in a manner reflective of their issuer’s nonconvertible debt borrowing rate.  Previous guidance provided for this type of convertible debt instrument to be accounted for entirely as debt. Because early adoption was prohibited, we adopted FSP APB 14-1 on August 1, 2009.

Because we were required to retroactively adjust and present the historical accounting and reporting of our 2.0% convertible senior notes, the business information, consolidated financial data, management’s discussion and analysis of financial condition and results of operations, and consolidated financial statements and supplementary data presented herein reflect our adoption of FSP APB 14-1. Because holders of our 3.0% convertible senior notes can only receive stock upon conversion, FSP APB 14-1 has no impact on our 3.0% convertible senior notes. Beginning with the first quarter of fiscal 2010, our future SEC filings will present the retroactive application of FSP APB 14-1 on prior period information.

Other Accounting Pronouncements
In August 2009, the FASB issued Accounting Standards Update No. 2009-05, “Measuring Liabilities at Fair Value” (“ASU 2009-05”). This update provides amendments to Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosure” for the fair value measurement of liabilities when a quoted price in an active market is not available. ASU 2009-05 is effective for reporting periods beginning after August 28, 2009. This ASU will be effective for our second quarter of our fiscal 2010. We are in the process of evaluating this update and have not yet determined the impact that the adoption of ASU 2009-05 will have on our consolidated financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – A Replacement of FASB Statement No. 162.” SFAS No. 168 establishes the FASB Accounting Standards Codification as the single source of authoritative U.S. GAAP, in addition to SEC rules and interpretive releases. We are required to adopt SFAS No. 168 during the first quarter of fiscal 2010 and we expect its adoption to only impact the references in our financial statements to technical accounting literature.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” which establishes accounting standards and disclosure for subsequent events. We adopted SFAS 165 during the fourth quarter of fiscal 2009.   The adoption of FASB 165 required us to disclose our evaluation of subsequent events through the date our financial statements are issued and did not impact our consolidated financial statements.

In April 2009, the FASB issued FSP No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies,” to require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably determined. If the fair value of such assets or liabilities cannot be reasonably determined, then they would generally be recognized in accordance with SFAS No. 5, “Accounting for Contingencies” and FASB Interpretation No. 14, “Reasonable Estimation of the Amount of a Loss – an interpretation of FASB Statement No. 5.”  This FSP also amends the subsequent accounting for assets and liabilities arising from contingencies in a business combination and certain other disclosure requirements. This FSP is effective for us for business combinations that are consummated on or after August 1, 2009.

In November 2008, the FASB ratified EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 was effective on August 1, 2009 and because we did not have any investments accounted for under the equity method, its adoption did not have any impact on our consolidated financial statements.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). This EITF provides guidance on whether or not a freestanding financial instrument or embedded contract feature must be accounted for as a derivative instrument. We adopted this policy on August 1, 2009 and its adoption did not have any impact on our consolidated financial statements.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP 142-3 applies prospectively to intangible assets that are acquired, individually or with a group of other assets, after the effective date in either a business combination or asset acquisition. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We adopted FSP 142-3 on August 1, 2009 and our adoption did not have a material effect on our consolidated financial statements.

In February 2008, the FASB issued FSP 157-2, “Effective Date of FASB Statement No. 157,” which delays the effective date of FASB Statement No. 157, “Fair Value Measurements,” for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The delay is intended to allow the FASB and constituents additional time to consider the effect of various implementation issues that have arisen, or that may arise, from the application of SFAS No. 157. For items within the scope of FSP 157-2, the FSP defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We adopted FSP 157-2 on August 1, 2009 and it had no material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). The purpose of issuing the statement is to replace current guidance in SFAS 141 to better represent the economic value of a business combination transaction. The changes to be effected with SFAS 141R from the current guidance include, but are not limited to: (1) acquisition costs will be recognized as expenses separately from the acquisition; (2) known contractual contingencies at the time of the acquisition will be considered part of the liabilities acquired that are measured at their fair value; all other contingencies will be part of the liabilities acquired that are measured at their fair value only if it is more likely than not that they meet the definition of a liability; (3) contingent consideration based on the outcome of future events will be recognized and measured at the time of the acquisition; (4) business combinations achieved in stages (step acquisitions) will need to recognize the identifiable assets and liabilities, as well as non-controlling interests, in the acquiree, at the full amounts of their fair values; and (5) a bargain purchase (defined as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any non-controlling interest in the acquiree) will require that excess to be recognized as a gain attributable to the acquirer. The standard applies prospectively to business combinations for which the acquisition date is on or after August 1, 2009, except that resolution of certain tax contingencies and adjustments to valuation allowances related to business combinations, which previously were adjusted to goodwill, will be adjusted to income tax expense for all such adjustments after August 1, 2009, regardless of the date of the original business combination. We adopted SFAS No. 141R on August 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), to change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions involving minority interest holders. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008. Early adoption is prohibited. We adopted SFAS No. 160 on August 1, 2009; and, since we did not have any noncontrolling interests recorded in our financial statements our adoption did not have any effect on our consolidated financial statements.

In December 2007, the FASB ratified the consensus in EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (“EITF 07-1”), which defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF 07-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We adopted EITF 07-1 on August 1, 2009. As we had no collaborative arrangements as defined by EITF 07-1, our adoption did not have any effect on our consolidated financial statements.